Exhibit 99.1

FOR IMMEDIATE RELEASE

Global Net Lease, Inc. Closes on Three New Multi-Property Financings in Europe

Refinancing of the Finnish, German, and Benelux Assets
Extends GNL's Overall Weighted Average Debt Duration from 3.3 Years at June 30, 2018 to
4.6 Years Today and Further Stabilizes Borrowing Costs

NEW YORK, July 15, 2019 /PRNewswire/ – Global Net Lease, Inc. (NYSE: GNL) (the “Company”), a real estate investment trust focused on the acquisition of net lease properties, has closed three multi-property financings during the current year for a total of €245.5 million ($279.2 million based on the prevailing exchange rate on June 30, 2019). The refinancings encumber 13 of GNL’s assets located in Finland (“Finnish Multi-Property Financing”), Germany (“German Multi-Property Financing”), the Netherlands and Luxembourg (“Benelux Multi-Property Financing”).

Finnish Multi-Property Financing

In February 2019, the Company, through certain of its subsidiaries, entered into a loan agreement with Nordea Bank ABP and borrowed €74.0 million secured by mortgages on its five properties in Finland. The maturity date of this loan is February 1, 2024, and it bears interest at a rate of 3-month Euribor plus 1.4% per year, with 80% of the principal amount of the loan fixed by swap agreements. The effective interest rate on this loan is 1.7%, which is a reduction from a weighted average interest rate of 2.3% for the loans that were previously secured by these properties. The loan is interest-only with the principal due at maturity. At the closing of the loan, €57.4 million was used to repay all outstanding indebtedness encumbering the five properties.

German Multi-Property Financing

In May 2019, the Company, through certain of its subsidiaries, entered into a loan agreement with Landesbank Hessen-Thüringen Girozentrale and borrowed €51.5 million secured by mortgages on five of its properties in Germany. The loan will be interest-only with the principal due at maturity, which will be June 30, 2023. The maturity date may be extended at the Company’s option to February 29, 2024 subject to conditions. The loan initially bore interest at a rate of 3-month Euribor plus 1.80% per annum, but, following the replacement of an easement on one property, the loan will bear interest going forward at a rate of Euribor plus 1.55% per annum beginning on October 1, 2019. The Company also entered into a swap to fix the interest rate for 80% of the principal amount. The net proceeds from the loan were used to repay all €35.6 million outstanding in mortgage indebtedness that previously encumbered the properties that secured the loan. The repaid mortgage indebtedness bore interest at a weighted average rate of 1.62%.

Benelux Multi-Property Financing

In June 2019, the Company, through certain of its subsidiaries, entered into a loan agreement with Landesbank Hessen-Thüringen Girozentrale, and borrowed €120.0 million secured by mortgages on three of its properties in the Netherlands and Luxembourg. The Loan bears interest at a fixed rate of 1.383% and matures on June 11, 2024. The Loan is interest-only, with the principal due at maturity. At the closing of the Loan, approximately €80.3 million was used to repay all outstanding indebtedness encumbering two of the properties. The repaid mortgage indebtedness bore interest at a weighted average rate of 1.58%.

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE: GNL) is a real estate investment trust listed on the NYSE focused on acquiring a diversified global portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant, mission critical income producing net-leased assets across the United States, Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns. The words "anticipates," "believes," "expects," "estimates," "projects," "plans," "intends," "may," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of GNL's most recent Annual Report on Form 10-K for the year ended December 31, 2018 filed February 28, 2019 and all other filings filed with the Securities and Exchange Commission after that date. Further, forward-looking statements speak only as of the date they are made, and GNL undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.

Contacts:

Investor Relations

investorrelations@globalnetlease.com

(866) 902-0063